UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2014

LAS VEGAS RAILWAY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54648 (Commission File Number)	56-2646797 (I.R.S. Employer Identification No.)

6650 Via Austi Parkway, Suite 170 Las Vegas, NV 89119 (Address of principal executive offices) (zip code)

702 583 6715 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 11, 2014, Mr. Michael Barron resigned from his position as President of Las Vegas Railway Express, Inc. (the “Company”) and ratified the appointment of Ms. Penny White as President of the Company.

Ms. White is also the Company’s Chief Operating Officer. Previously she was on the Branson, MO District Marketing Counsel and Ad Committee for the Branson Chamber of Commerce and Convention and Visitors Bureau and was the Vice President for FlyBranson Travel, LLC dba Branson Air Express. Ms. White was instrumental in the startup of The Branson Airports owned airline Branson AirExpress. Prior to joining the Branson airport, Ms. White worked for Allstate Ticketing and Tours in Las Vegas. During her 9 year tenure she held the positions of Controller, Vice President of Finance and Marketing and President. Several of her achievements at Allstate was developing their propriety ticketing system and securing the URL name showtickets.com, where she was instrumental in taking it from conceptual development to revenue producing in 2001.

On February 18, 2014, Mr. John D. McPherson resigned from his position as Chairman of the Board of Directors and the Board of the Company ratified the appointment of Mr. Michael Barron as new Chairman of the Company to replace Mr. John McPherson.

Michael Barron is also the Company’s Chief Executive Officer.  Mr. Barron has been a developer of new business enterprises for nearly 30 years with experience in management, real estate, banking, budgeting, administration and finance.  Mr. Barron has held several management positions in several companies over his career including that of CEO for a publically traded company prior to his appointment to his current positions. Mr. Barron holds a B.S. degree from California Polytechnic University and has completed courses in the MBA program at UCLA. He is an avid railroad enthusiast.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2014	LAS VEGAS RAILWAY EXPRESS, INC.

By: /s/Michael Barron
Michael Barron
Chief Executive Officer